SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 30, 2006

Shearson Financial Network, Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-32745	88-0471353
(State of Incorporation)	(Commission File Number)	(IRS Employer ID)

6330 S. Sandhill Rd., Suite 8
Las Vegas, Nevada 89120
(Address of principle executive offices)

(702) 868-7900
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Copies to:
Gregory Sichenzia, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas
New York, New York 10018
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 30, 2006, Shearson Financial Network, Inc. (the "Company") entered into a Securities Purchase Agreement with AJW Partners, LLC ("Partners"), AJW Offshore, Ltd. ("Offshore"), AJW Qualified Partners, LLC ("Qualified") and New Millennium Capital Partners, II, LLC ("Millennium") for the sale of (i) $1,500,000 in secured convertible notes and (ii) warrants to purchase 30,000,000 shares of the Company's common stock. Partners, Offshore, Qualified and Millennium are collectively referred to as the "Purchasers". Gross proceeds of $500,000 were disbursed to the Company at closing.

The Purchasers are obligated to provide the Company with the funds as follows:
•	$500,000 will be disbursed within five days of filing a registration statement covering the number of shares of common stock underlying the secured convertible notes and the warrants; and
•	$500,000 will be disbursed within five days of the effectiveness of the registration statement.

The proceeds of the offering will be used for general corporate purposes and working capital.

The secured convertible notes bear interest at 6%, unless the common stock of the Company is greater than $0.025 per share for each trading day of a month, in which event no interest is payable during such month. The secured convertible notes mature three years from the date of issuance, and are convertible into the Company's common stock, at the Purchasers' option, at a 50% discount to the average of the three lowest trading prices of the common stock during the 20 trading day period prior to conversion.

The full principal amount of the secured convertible notes are due upon a default under the terms of secured convertible notes. In addition, the Company granted the Purchasers a security interest in substantially all of its assets. The Company is required to file a registration statement with the Securities and Exchange Commission within 30 days of closing, which will include 200% of the common stock underlying the secured convertible notes, and the warrants. If the registration statement is not declared effective within 165 days from the date of closing, the Company is required to pay liquidated damages to the Purchasers. In the event that the Company breaches any representation or warranty in the Securities Purchase Agreement, the Company is required to pay liquidated damages in shares or cash, at the election of the Company, in an amount equal to three percent of the outstanding principal amount of the secured convertible notes per month plus accrued and unpaid interest.

The warrants are exercisable until five years from the date of issuance at a purchase price of $0.02 per share. The Purchasers may exercise the warrants on a cashless basis if the shares of common stock underlying the warrants are not then registered pursuant to an effective registration statement. In the event the Purchasers exercise the warrants on a cashless basis, then the Company will not receive any proceeds. In addition, the exercise price of the warrants will be adjusted in the event the Company issues common stock at a price below market (a “Dilutive Issuance”). Upon an issuance of shares of common stock below the market price, the exercise price of the warrants will be reduced as set forth in Warrant.

In addition, the conversion price of the secured convertible notes and the exercise price of the warrants may be adjusted in certain circumstances such as if the Company pays a stock dividend, subdivides or combines outstanding shares of common stock into a greater or lesser number of shares, or takes such other actions as would otherwise result in dilution of the selling stockholder's position.

The Purchasers have agreed to restrict their ability to convert their secured convertible notes or exercise their warrants and receive shares of the Company's common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 4.9% of the then issued and outstanding shares of common stock.

Item 2.03	Creation of a Direct Financial Obligation.

The discusses above in Item 1.01 are a debt obligation arising other than in the ordinary course of business which constitute a direct financial obligation of the Company

Item 3.02	Unregistered Sales of Equity Securities.

The Notes and Warrants described in Item 1.01 were offered and sold to the Investors in a private placement transaction made in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933 and Rule 506 promulgated thereunder. Each of the Investors is an accredited investor as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933.

Item 9.01	Exhibits.

Exhibit Number	Description
10.1
Securities Purchase Agreement, dated June 30, 2006, by and among Shearson Financial Network, Inc. and AJW Offshore, Ltd., AJW Qualified Partners, LLC, AJW Partners, LLC and New Millennium Capital Partners II, LLC.

10.2	Callable Secured Convertible Note issued to AJW Offshore, Ltd., dated June 30, 2006.
10.3	Callable Secured Convertible Note issued to AJW Qualified Partners, LLC, dated June 30, 2006.
10.4	Callable Secured Convertible Note issued to AJW Partners, LLC, dated June 30, 2006.
10.5	Callable Secured Convertible Note issued to New Millennium Capital Partners II, LLC, dated December 16, 2005.
10.6	Stock Purchase Warrant issued to AJW Offshore, Ltd., dated June 30, 2006.
10.7	Stock Purchase Warrant issued to AJW Qualified Partners, LLC, dated June 30, 2006.
10.8	Stock Purchase Warrant issued to AJW Partners, LLC, dated June 30, 2006.
10.9	Stock Purchase Warrant issued to New Millennium Capital Partners II, LLC, dated June 30, 2006.
10.10
Registration Rights Agreement, dated as of June 30, 2006, by and among Shearson Financial Network, Inc., AJW Offshore, Ltd., AJW Qualified Partners, LLC, AJW Partners, LLC and New Millennium Capital Partners II, LLC.

10.11
Security Agreement, dated as of June 30, 2006, by and among Shearson Financial Network, Inc., AJW Offshore, Ltd., AJW Qualified Partners, LLC, AJW Partners, LLC and New Millennium Capital Partners II, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Shearson Financial Network, Inc.

Date: July 7, 2006	By:	/s/ Michael A. Barron
Michael A. Barron
Chief Executive Officer